Exhibit 99.5

ITEM 15 (a) FINANCIAL STATEMENTS

COMSTOCK RESOURCES, INC. AND SUBSIDIARIES

FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Comstock Resources, Inc.

We have audited the accompanying consolidated balance sheets of Comstock Resources, Inc. and subsidiaries as of December 31, 2014 and 2015, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity (deficit) and cash flows for each of the three years in the period ended December 31, 2015. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Comstock Resources, Inc. and subsidiaries at December 31, 2014 and 2015, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2015, in conformity with accounting principles generally accepted in the United States.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Comstock Resources, Inc.’s internal control over financial reporting as of December 31, 2015, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) and our report dated February 26, 2016 expressed an unqualified opinion thereon.

/s/ ERNST & YOUNG LLP

Dallas, Texas

February 26, 2016,

except for Notes 1, 6, 7 and 11 as to the effect of

the reverse stock split, as to which the date is August 1, 2016.

COMSTOCK RESOURCES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

As of December 31, 2014 and 2015

	December 31,
	2014	2015

	(In thousands)
ASSETS

Cash and Cash Equivalents	$2,071	$134,006
Accounts Receivable:
Oil and gas sales	32,849	15,241
Joint interest operations	16,192	3,552
Derivative Financial Instruments	—	1,446
Other Current Assets	10,105	1,993

Total current assets	61,217	156,238
Property and Equipment:
Unevaluated oil and gas properties	201,459	84,144
Oil and gas properties, successful efforts method	4,282,088	4,332,222
Other	19,630	19,521
Accumulated depreciation, depletion and amortization	(2,305,008)	(3,397,467)

Net property and equipment	2,198,169	1,038,420
Other Assets	5,160	1,192

	$2,264,546	$1,195,850

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Accounts Payable	$117,329	$57,276
Accrued Expenses	44,842	38,444

Total current liabilities	162,171	95,720
Long-term Debt	1,060,654	1,249,330
Deferred Income Taxes Payable	154,547	1,965
Reserve for Future Abandonment Costs	14,900	20,093
Other Non-Current Liabilities	2,002	—

Total liabilities	1,394,274	1,367,108
Commitments and Contingencies
Stockholders’ Equity (Deficit):
Common stock—$0.50 par, 15,000,000 shares authorized, 9,371,683 and 9,544,035 shares issued and outstanding at December 31, 2014 and 2015, respectively	4,686	4,772
Additional paid-in capital	499,177	504,670
Accumulated earnings (deficit)	366,409	(680,700)

Total stockholders’ equity (deficit)	870,272	(171,258)

	$2,264,546	$1,195,850

The accompanying notes are an integral part of these statements.

COMSTOCK RESOURCES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Years Ended December 31, 2013, 2014 and 2015

	2013	2014	2015

	(In thousands, except per share amounts)

Natural gas sales	$188,453	$165,461	$109,753
Oil sales	231,837	389,770	142,669

Total oil and gas sales	420,290	555,231	252,422
Operating expenses:
Production taxes	14,524	23,797	10,286
Gathering and transportation	17,245	12,897	14,298
Lease operating	52,844	60,283	64,502
Exploration	33,423	19,403	70,694
Depreciation, depletion and amortization	337,134	378,275	321,323
General and administrative, net	34,767	32,379	23,541
Impairment of oil and gas properties	652	60,268	801,347
Loss on sale of oil and gas properties	2,033	—	112,085

Total operating expenses	492,622	587,302	1,418,076

Operating loss	(72,332)	(32,071)	(1,165,654)
Other income (expenses):
Gain on sale of marketable securities	7,877	—	—
Gain (loss) from derivative financial instruments	(8,388)	8,175	2,676
Net gain (loss) on extinguishment of debt	(17,854)	—	78,741
Other income	1,059	727	1,275
Interest expense	(73,242)	(58,631)	(118,592)

Total other income (expenses)	(90,548)	(49,729)	(35,900)

Loss from continuing operations before income taxes	(162,880)	(81,800)	(1,201,554)
Benefit from income taxes	56,157	24,689	154,445

Loss from continuing operations	(106,723)	(57,111)	(1,047,109)
Income from discontinued operations, net of income taxes	147,752	—	—

Net income (loss)	$41,029	$(57,111)	$(1,047,109)

Net income (loss) per share:
Basic and diluted —loss from continuing operations	$(11.09)	$(6.20)	$(113.53)
—income from discontinued operations	15.36	—	—

—net income (loss)	$4.27	$(6.20)	$(113.53)

Dividends per common share	$1.88	$2.50	$—

Basic and diluted weighted average shares outstanding	9,311	9,309	9,223

The accompanying notes are an integral part of these statements.

COMSTOCK RESOURCES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

For the Years Ended December 31, 2013, 2014 and 2015

	2013	2014	2015

	(In thousands)

Net income (loss)	$41,029	$(57,111)	$(1,047,109)
Other comprehensive income (loss):
Realized gains on marketable securities reclassified to gain on sale of marketable securities, net of a benefit from income taxes of $2,757 in 2013	(5,120)	—	—
Unrealized gains on marketable securities, net of a provision for income taxes of $377 in 2013	702	—	—

Other comprehensive loss	(4,418)	—	—

Total comprehensive income (loss)	$36,611	$(57,111)	$(1,047,109)

The accompanying notes are an integral part of these statements.

COMSTOCK RESOURCES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

For the Years Ended December 31, 2013, 2014 and 2015

	Common Shares	Common Stock- Par Value	Additional Paid-in Capital	Accumulated Earnings (Deficit)	Accumulated Other Comprehensive Income	Total

	(In thousands)

Balance at December 31, 2012	9,682	$4,841	$499,958	$424,317	$4,418	$933,534
Stock-based compensation	3	2	12,783	—	—	12,785
Tax withholdings related to stock grants	(22)	(11)	(1,669)	—	—	(1,680)
Excess income taxes from stock-based compensation	—	—	(2,016)	—	—	(2,016)
Repurchases of common stock	(127)	(64)	(9,168)	—	—	(9,232)
Net income	—	—	—	41,029	—	41,029
Other comprehensive loss	—	—	—	—	(4,418)	(4,418)
Dividends paid	—	—	—	(17,997)	—	(17,997)

Balance at December 31, 2013	9,536	4,768	499,888	447,349	—	952,005
Stock-based compensation	62	31	10,666	—	—	10,697
Tax withholdings related to stock grants	(26)	(13)	(2,336)	—	—	(2,349)
Excess income taxes from stock-based compensation	—	—	(1,055)	—	—	(1,055)
Repurchases of common stock	(200)	(100)	(7,986)	—	—	(8,086)
Net loss	—	—	—	(57,111)	—	(57,111)
Dividends paid	—	—	—	(23,829)	—	(23,829)

Balance at December 31, 2014	9,372	4,686	499,177	366,409	—	870,272
Stock-based compensation	188	94	8,055	—	—	8,149
Tax withholdings related to stock grants	(16)	(8)	(518)	—	—	(526)
Excess income taxes from stock-based compensation	—	—	(2,044)	—	—	(2,044)
Net loss	—	—	—	(1,047,109)	—	(1,047,109)

Balance at December 31, 2015	9,544	$4,772	$504,670	$(680,700)	$—	$(171,258)

The accompanying notes are an integral part of these statements.

COMSTOCK RESOURCES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2013, 2014 and 2015

	2013	2014	2015

	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$41,029	$(57,111)	$(1,047,109)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Income from discontinued operations	(147,752)	—	—
Loss (gain) on sale of assets	(5,844)	—	112,085
Deferred income taxes	(56,291)	(24,677)	(155,249)
Dry hole costs, leasehold impairments and other exploration costs	32,984	19,003	70,694
Impairment of oil and gas properties	652	60,268	801,347
Depreciation, depletion and amortization	337,134	378,275	321,323
(Gain) loss on derivative financial instruments	8,388	(8,175)	(2,676)
Cash settlements of derivative financial instruments	2,293	9,145	1,230
Net loss (gain) on extinguishment of debt	17,854	—	(78,741)
Amortization of debt discount, premium and issuance costs	6,074	4,097	5,144
Stock-based compensation	12,785	10,697	8,149
Excess income taxes from stock-based compensation	2,016	1,055	2,044
Decrease (increase) in accounts receivable	(12,674)	2,221	30,248
Decrease (increase) in other current assets	3,459	(7,366)	8,112
Increase (decrease) in accounts payable and accrued expenses	26,887	13,552	(46,515)

Net cash provided by continuing operations	268,994	400,984	30,086
Net cash used for discontinued operations	(7,715)	—	—

Net cash provided by operating activities	261,279	400,984	30,086

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(422,244)	(634,787)	(264,210)
Proceeds from sales of oil and gas properties	174	—	102,485
Proceeds from sales of marketable securities	13,392	—	—

Net cash used for continuing operations	(408,678)	(634,787)	(161,725)
Cash flow from investing activities of discontinued operations:
Capital expenditures	(101,037)	—	—
Proceeds from sale of oil and gas properties	823,072	—	—

Net cash provided by discontinued operations	722,035	—	—

Net cash provided by (used for) investing activities	313,357	(634,787)	(161,725)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings	305,000	370,750	790,000
Principal payments on debt	(835,000)	(100,000)	(507,655)
Costs related to extinguishment of debt	(12,471)	—	—
Debt issuance costs	(2,744)	(2,524)	(16,201)
Tax withholding related to stock grants	(1,680)	(2,349)	(526)
Repurchases of common stock	(9,232)	(8,086)	—
Excess income taxes from stock-based compensation	(2,016)	(1,055)	(2,044)
Dividends paid	(17,997)	(23,829)	—

Net cash provided by (used for) financing activities	(576,140)	232,907	263,574

Net increase (decrease) in cash and cash equivalents	(1,504)	(896)	131,935
Cash and cash equivalents, beginning of the year	4,471	2,967	2,071

Cash and cash equivalents, end of the year	$2,967	$2,071	$134,006

The accompanying notes are an integral part of these statements.

COMSTOCK RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Summary of Significant Accounting Policies

Accounting policies used by Comstock Resources, Inc. and subsidiaries reflect oil and natural gas industry practices and conform to accounting principles generally accepted in the United States of America.

Basis of Presentation and Principles of Consolidation

Comstock Resources, Inc. and its subsidiaries are engaged in oil and natural gas exploration, development and production, and the acquisition of producing oil and natural gas properties. The Company’s operations are primarily focused in Texas, Louisiana and Mississippi. The consolidated financial statements include the accounts of Comstock Resources, Inc. and its wholly owned or controlled subsidiaries (collectively, “Comstock” or the “Company”). All significant intercompany accounts and transactions have been eliminated in consolidation. The Company accounts for its undivided interest in oil and gas properties using the proportionate consolidation method, whereby its share of assets, liabilities, revenues and expenses are included in its financial statements.

The Company’s Board of Directors has authorized a one-for-five (1:5) reverse split of its issued and outstanding common stock which became effective on July 29, 2016. All amounts disclosed in these financial statements have been adjusted to give effect to the effect of this reverse stock split in all periods.

Reclassifications

Certain reclassifications have been made to prior periods’ financial statements, consisting primarily of reclassifications of the presentation of debt issuance costs as a reduction in long term debt and presentation of current deferred income taxes as non-current due to the early adoption of new accounting standards.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual amounts could differ from those estimates. Changes in the future estimated oil and natural gas reserves or the estimated future cash flows attributable to the reserves that are utilized for impairment analyses could have a significant impact on the future results of operations.

Concentration of Credit Risk and Accounts Receivable

Financial instruments that potentially subject the Company to a concentration of credit risk consist principally of cash and cash equivalents, accounts receivable and derivative financial instruments. The Company places its cash with high credit quality financial institutions and its derivative financial instruments with financial institutions and other firms that management believes have high credit ratings. Substantially all of the Company’s accounts receivable are due from either purchasers of oil and gas or participants in oil and gas wells for which the Company serves as the operator. Generally, operators of oil and gas wells have the right to offset future revenues against unpaid charges related to operated wells. Oil and gas sales are generally unsecured. The Company’s policy is to assess the collectability of its receivables based upon their age, the credit quality of the purchaser or participant and the potential for revenue offset. The Company has not had any significant credit losses in the past and believes its accounts receivable are fully collectible. Accordingly, no allowance for doubtful accounts has been provided.

Marketable Securities

During 2013, the Company sold 600,000 shares of Stone Energy Corporation common stock for proceeds of $13.4 million. Realized gains before income taxes of $7.9 million on these sales during 2013 are included in gain on sale of marketable securities in the consolidated statements of operations.

Other Current Assets

Other current assets at December 31, 2014 and 2015 consist of the following:

	As of December 31,
	2014	2015
	(In thousands)
Settlements receivable on derivative financial instruments	$7,890	$—
Pipe and oil field equipment inventory	1,379	1,198
Other	836	795

	$10,105	$1,993

Fair Value Measurements

Certain accounts within the Company’s consolidated balance sheets are required to be measured at fair value on a recurring basis. These include cash equivalents held in bank accounts and derivative financial instruments in the form of oil and natural gas price swap agreements. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. A three-level hierarchy is followed for disclosure to show the extent and level of judgment used to estimate fair value measurements:

Level 1 – Inputs used to measure fair value are unadjusted quoted prices that are available in active markets for the identical assets or liabilities as of the reporting date.

Level 2 – Inputs used to measure fair value, other than quoted prices included in Level 1, are either directly or indirectly observable as of the reporting date through correlation with market data, including quoted prices for similar assets and liabilities in active markets and quoted prices in markets that are not active. Level 2 also includes assets and liabilities that are valued using models or other pricing methodologies that do not require significant judgment since the input assumptions used in the models, such as interest rates and volatility factors, are corroborated by readily observable data from actively quoted markets for substantially the full term of the financial instrument.

Level 3 – Inputs used to measure fair value are unobservable inputs that are supported by little or no market activity and reflect the use of significant management judgment. These values are generally determined using pricing models for which the assumptions utilize management’s estimates of market participant assumptions.

The Company’s cash and cash equivalents valuation is based on Level 1 measurements. The Company’s oil and natural gas price swap agreements were not traded on a public exchange, and their value is determined utilizing a discounted cash flow model based on inputs that are readily available in public markets and, accordingly, the valuation of these swap agreements is categorized as a Level 2 measurement.

The following table summarizes financial assets accounted for at fair value as of December 31, 2015:

	Carrying Value Measured at Fair Value at December 31, 2015	Level 1	Level 2
	(In thousands)
Assets measured at fair value on a recurring basis:
Cash and cash equivalents	$134,006	$134,006	$—
Derivative financial instruments	1,446	—	1,446

Total assets	$135,452	$134,006	$1,446

At December 31, 2015, the Company had natural gas price swap agreements covering approximately 1.8 Bcf of natural gas to be produced in 2016 with a fair value of $1.4 million. The Company has recognized an asset for this amount and has recognized a corresponding gain representing the change in fair value of its natural gas swaps as a component of other income (expense). The Company had no derivative financial instruments outstanding at December 31, 2014.

The following table presents the carrying amounts and estimated fair value of the Company’s long-term debt as of December 31, 2014 and 2015:

	2014	2015
	(In thousands)
Fixed rate debt:
Principal amount	$700,000	$1,270,457
Discount or premium	(4,555)	(1,457)

Carrying value	$695,445	$1,269,000

Fair Value	$453,000	$428,767

Variable rate debt:
Carrying value	$375,000	$—

Fair value	$375,000	$—

The fair market value of the Company’s fixed rate debt was based on quoted prices as of December 31, 2014 and 2015, a Level 2 measurement. The fair value of the floating rate debt outstanding at December 31, 2014 approximated its carrying value, a Level 2 measurement.

Property and Equipment

The Company follows the successful efforts method of accounting for its oil and gas properties. Costs incurred to acquire oil and gas leasehold are capitalized. Acquisition costs for proved oil and gas properties, costs of drilling and equipping productive wells, and costs of unsuccessful development wells are capitalized and amortized on an equivalent unit-of-production basis over the life of the remaining related oil and gas reserves. Equivalent units are determined by converting oil to natural gas at the ratio of one barrel of oil for six thousand cubic feet of natural gas. This conversion ratio is not based on the price of oil or natural gas, and there may be a significant difference in price between an equivalent volume of oil versus natural gas. Amortization is calculated at the field level. The estimated future costs of dismantlement, restoration, plugging and abandonment of oil and gas properties and related facilities disposal are capitalized when asset retirement obligations are incurred and amortized as part of depreciation, depletion and amortization expense. The costs of unproved properties which are determined to be productive are transferred to proved oil and gas properties and amortized on an equivalent unit-of-production basis. Exploratory expenses, including geological and geophysical expenses and delay rentals for unevaluated oil and gas properties, are charged to expense as incurred. Unproved oil and gas properties are periodically assessed for impairment on a property by property basis, and any impairment in value is charged to exploration expense. During 2013, 2014 and 2015, impairment charges of $33.0 million, $0.5 million and $68.9 million, respectively, were recognized in exploration expense related to certain leases that the Company no longer expects to drill on. Exploratory drilling costs are initially capitalized as unproved property but charged to expense if and when the well is determined not to have found commercial quantities of proved oil and gas reserves. Exploratory drilling costs are evaluated within a one-year period after the completion of drilling.

The Company periodically assesses the need for an impairment of the costs capitalized for its evaluated oil and gas properties on a property or cost center basis. If impairment is indicated based on undiscounted expected future cash flows attributable to the property, then a provision for impairment is recognized to the extent that net capitalized costs exceed the estimated fair value of the property. The Company determines the fair values of its oil and gas properties using a discounted cash flow model and proved and risk-adjusted probable reserves. Undrilled acreage is valued based on sales transactions in comparable areas. At December 31, 2015, the Company excluded probable undeveloped reserves from its impairment analysis given the Company’s limited capital resources available for future drilling activities. Significant Level 3 assumptions associated with the calculation of discounted future cash flows included in the cash flow model include management’s outlook for oil and natural gas prices, production costs, capital expenditures, and future production as well as estimated proved reserves and risk-adjusted probable reserves. Management’s oil and natural gas price outlook is developed based on third-party longer-term price forecasts as of each measurement date. The expected future net cash flows are discounted using an appropriate discount rate in determining a property’s fair value. The oil and natural gas prices used for determining asset impairments will generally differ from those used in the standardized measure of discounted future net cash flows because the standardized measure requires the use of an average price based on the first day of each month of the preceding year and is limited to proved reserves.

In 2015, reductions to management’s oil and natural gas price outlook resulted in indications of impairment of the Company’s oil properties in South Texas and Mississippi, and certain of its natural gas properties in Texas and Louisiana. The following table presents the fair value and impairments recorded by the Company in the third quarter and fourth quarter of 2015, as well as the average oil price per barrel and gas price per thousand cubic feet over the life of the properties and the applicable discount rates utilized in the Company’s assessments:

	Fair Value	Impairment	Management’s Price Outlook		Annual Discount Rate
			Oil	Gas
	(In thousands)		(Per barrel)	(Per Mcf)
Impairments recorded at September 30, 2015:
Oil properties	$330,257	$405,308	$73.70	$4.04	10%-20%
Natural gas properties	$61,625	$139,406	$75.91	$3.91	10%-20%

Impairments recorded at December 31, 2015:
Oil properties	$3,030	$16,036	$73.48		10%-20%
Natural gas properties	$123,926	$238,210	$70.76	$3.74	10%-20%

In the aggregate we recognized impairments of $801.3 million related to our evaluated oil and gas properties in 2015. In 2014, the Company recognized impairment charges of $60.3 million on certain of its oil and gas properties which had a fair value of $18.0 million.

It is reasonably possible that the Company’s estimates of undiscounted future net cash flows attributable to its oil and gas properties may change in the future. The primary factors that may affect estimates of future cash flows include future adjustments, both positive and negative, to proved and appropriate risk-adjusted probable and possible oil and gas reserves, results of future drilling activities, future prices for oil and natural gas, and increases or decreases in production and capital costs. As a result of these changes, there may be further impairments in the carrying values of these or other properties. Specifically, as part of the impairment review performed at December 31, 2015, the Company observed that a decline in excess of 30% in its future cash flow estimates for its Eagleville field in South Texas could result in an additional impairment being recorded in an amount that could be at least $130.0 million.

Other property and equipment consists primarily of gas gathering systems, computer equipment, furniture and fixtures and an airplane which are depreciated over estimated useful lives ranging from three to 31 1⁄2 years on a straight-line basis. In January 2015, the Company purchased a 20% interest in an airplane that previously had been owned 80% by the Company and 20% by two executive officers of the Company. The purchase price for the 20% interest of $1.7 million was based on the then fair market value of the airplane determined by a third party. This related party transaction was approved by the Company’s audit committee and board of directors.

Other Assets

Other assets primarily consist of deferred costs associated with the Company’s bank credit facility. These costs are amortized over the life of the bank credit facility on a straight-line basis which approximates the amortization that would be calculated using an effective interest rate method.

Accrued Expenses

Accrued expenses at December 31, 2014 and 2015 consist of the following:

	As of December 31,
	2014	2015
	(In thousands)
Accrued drilling costs	$26,269	$5,306
Accrued interest payable	9,011	29,075
Accrued rig termination fees	2,600	—
Other	6,962	4,063

	$44,842	$38,444

Reserve for Future Abandonment Costs

The Company’s asset retirement obligations relate to future plugging and abandonment costs of its oil and gas properties and related facilities disposal. The Company records a liability in the period in which an asset retirement obligation is incurred, in an amount equal to the estimated fair value of the obligation that is capitalized. Thereafter, this liability is accreted up to the final retirement cost. Accretion of the discount is included as part of depreciation, depletion and amortization in the accompanying consolidated statements of operations.

The following table summarizes the changes in the Company’s total estimated liability:

	2014	2015
	(In thousands)
Reserve for Future Abandonment Costs at beginning of the year	$14,534	$14,900
New wells placed on production	1,480	310
Changes in estimates and timing	(1,796)	4,927
Liabilities settled and assets disposed of	(153)	(717)
Accretion expense	835	673

Reserve for Future Abandonment Costs at end of the year	$14,900	$20,093

Stock-based Compensation

The Company has stock-based employee compensation plans under which stock awards, comprised of restricted stock and performance share units, are issued to employees and non-employee directors. The Company follows the fair value based method in accounting for equity-based compensation. Under the fair value based method, compensation cost is measured at the grant date based on the fair value of the award and is recognized on a straight-line basis over the award vesting period. Excess taxes on stock-based compensation are recognized as an adjustment to additional paid-in capital and as a part of cash flows from financing activities.

Segment Reporting

The Company presently operates in one business segment, the exploration and production of oil and natural gas.

Derivative Financial Instruments and Hedging Activities

The Company accounts for derivative financial instruments (including certain derivative instruments embedded in other contracts) as either an asset or liability measured at its fair value. Changes in the fair value of derivatives are recognized currently in earnings unless specific hedge accounting criteria are met. The Company estimates fair value based on a discounted cash flow model. The fair value of derivative contracts that expire in less than one year are recognized as current assets or liabilities. Those that expire in more than one year are recognized as long-term assets or liabilities. If the derivative is designated as a cash flow hedge, changes in fair value are recognized in other comprehensive income until the hedged item is recognized in earnings.

Major Purchasers

The Company has one major purchaser of its oil production that represented 36%, 35% and 25% of its total oil and gas sales in 2013, 2014 and 2015, respectively. The Company also has one major purchaser of its natural gas production that represented 51%, 53% and 52% of its total oil and gas sales in 2013, 2014 and 2015, respectively. The loss of any of these purchasers would not have a material adverse effect on the Company as there is an available market for its oil and natural gas production from other purchasers.

Revenue Recognition and Gas Balancing

Comstock utilizes the sales method of accounting for oil and natural gas revenues whereby revenues are recognized at the time of delivery based on the amount of oil or natural gas sold to purchasers. Revenue is typically recorded in the month of production based on an estimate of the Company’s share of volumes produced and prices realized. The amount of oil or natural gas sold may differ from the amount to which the Company is entitled based on its revenue interests in the properties. The Company did not have any significant imbalance positions at December 31, 2014 or 2015. Sales of oil and natural gas generally occur at the wellhead. When sales of oil and gas occur at locations other than the wellhead, the Company accounts for costs incurred to transport the production to the delivery point as operating expenses.

General and Administrative Expenses

General and administrative expenses are reported net of reimbursements of overhead costs that are received from working interest owners of the oil and gas properties operated by the Company of $11.9 million, $13.2 million and $13.9 million in 2013, 2014 and 2015, respectively.

Income Taxes

The Company accounts for income taxes using the asset and liability method, whereby deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax basis, as well as the future tax consequences attributable to the future utilization of existing tax net operating loss and other types of carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences and carryforwards are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that the change in rate is enacted.

Earnings Per Share

Basic earnings per share is determined without the effect of any outstanding potentially dilutive stock options and diluted earnings per share is determined with the effect of outstanding stock options that are potentially dilutive. Unvested share-based payment awards containing nonforfeitable rights to dividends are considered to be participatory securities and included in the computation of basic and diluted earnings per share pursuant to the two-class method. Performance share units (“PSUs”) represent the right to receive a number of shares of the Company’s common stock that may range from zero to up to three times the number of PSUs granted on the award date based on the achievement of certain performance measures during a performance period. The number of potentially dilutive shares related to PSUs is based on the number of shares, if any, which would be issuable at the end of the respective period, assuming that date was the end of the contingency period. The treasury stock method is used to measure the dilutive effect of PSUs.

Basic and diluted earnings per share for 2013, 2014 and 2015 were determined as follows:

	2013			2014			2015
	Income (Loss)	Shares	Per Share	Loss	Shares	Per Share	Loss	Shares	Per Share
	(In thousands except per share data)
Net Loss From Continuing Operations	$(106,723)			$(57,111)			$(1,047,109)
Loss (Income) Allocable to Unvested Stock Grants	3,424			(595)			—

Basic and Diluted Net Loss From Continuing Operations Attributable to Common Stock	$(103,299)	9,311	$(11.09)	$(57,706)	9,309	$(6.20)	$(1,047,109)	9,223	$(113.53)

Net Income From Discontinued Operations	$147,752
Income Allocable to Unvested Stock Grants	(4,742)

Basic and Diluted Net Income From Discontinued Operations Attributable to Common Stock	$143,010	9,311	$15.36

Basic and diluted per share amounts are the same for each of the years ended December 31, 2013, 2014, and 2015 due to the net loss from continuing operations reported during each of those years.

At December 31, 2013, 2014 and 2015, 303,178, 241,505 and 314,060 shares of unvested restricted stock, respectively, are included in common stock outstanding as such shares have a nonforfeitable right to participate in any dividends that might be declared and have the right to vote. Weighted average shares of unvested restricted stock included in common stock outstanding were as follows:

	2013	2014	2015
	(In thousands)

Unvested restricted stock	309	238	293

All stock options and PSUs were anti-dilutive to earnings and excluded from weighted average shares used in the computation of earnings per share due to the net loss from continuing operations in each period.

Options to purchase common stock and PSUs that were outstanding and that were excluded as anti-dilutive from determination of diluted earnings per share were as follows:

	2013	2014	2015
	(In thousands except per share data)
Weighted average anti-dilutive stock options	26	23	20
Weighted average exercise price	$164.50	$164.50	$164.75
Weighted average performance share units	51	100	136
Weighted average grant date fair value per unit	$104.60	$99.40	$35.35

Supplementary Information With Respect to the Consolidated Statements of Cash Flows

For the purpose of the consolidated statements of cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Cash payments made for interest and income taxes for the years ended December 31, 2013, 2014 and 2015, respectively, were as follows:

	2013	2014	2015
	(In thousands)
Cash Payments:
Interest payments	$83,560	$62,812	$94,177
Income tax payments	$769	$682	$77

The Company capitalizes interest on its unevaluated oil and gas property costs during periods when it is conducting exploration activity on this acreage. The Company capitalized interest of $4.7 million, $10.2 million and $0.9 million in 2013, 2014 and 2015, respectively, which reduced interest expense and increased the carrying value of its unevaluated oil and gas properties.

Discontinued West Texas Operations

In May 2013, the Company sold its oil and gas properties in the Delaware Basin located in Reeves County in West Texas which it acquired in December 2011 and certain other undeveloped leases in West Texas (the “West Texas Properties”) to a third party. The Company received proceeds of $823.1 million and realized a gain of $230.0 million which is reflected as a component of income from discontinued operations in 2013. As a result of this divestiture, the consolidated financial statements and the related notes thereto present the results of the Company’s West Texas Properties as discontinued operations. No general and administrative cost incurred by Comstock was allocated to discontinued operations during the periods presented. Unless indicated otherwise, the amounts presented in the accompanying notes to the consolidated financial statements relate to the Company’s continuing operations.

Income from discontinued operations is comprised of the following:

Year Ended December 31, 2013
(In thousands)
Revenues:
Oil and gas sales	$25,125

Costs and expenses:
Production taxes	1,120
Gathering and transportation	501
Lease operating	9,853
Depletion, depreciation and amortization	8,649
Interest expense(1)	6,346

Total costs and expenses	26,469

Gain on sale	230,008

Income from discontinued operations before income taxes	228,664

Income tax expense:
Current	(2,218)
Deferred	(78,694)

Total income tax expense	(80,912)

Net income from discontinued operations	$147,752

(1)

Interest expense was allocated to discontinued operations based on the ratio of the net assets of discontinued operations to our consolidated net assets plus long-term debt. Interest expense is net of capitalized interest of $2,010 for the year ended December 31, 2013.

Recent accounting pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”), which supersedes nearly all existing revenue recognition guidance under existing generally accepted accounting principles. This new standard is based upon the principal that revenue is recognized to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. ASU 2014-09 also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts. ASU 2014-09 is effective for annual and interim periods beginning after December 15, 2017. Early adoption is permitted beginning with periods after December 15, 2016 and entities have the option of using either a full retrospective or modified approach to adopt ASU 2014-09. The Company is currently evaluating the new guidance and has not determined the impact this standard may have on its financial statements or decided upon the method of adoption.

In August 2014, the FASB issued ASU No. 2014-15, Presentation of Financial Statements—Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (“ASU 2014-15”). ASU 2014-15 provides guidance about management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and sets rules for how this information should be disclosed in the financial statements. ASU 2014-15 is effective for annual periods ending after December 15, 2016 and interim periods thereafter. Early adoption is permitted. The Company does not expect adoption of ASU 2014-15 to have any impact on its consolidated financial condition, results of operations or cash flows.

In April 2015, the FASB issued ASU No. 2015-03, Interest-Imputation of Interest, Simplifying the Presentation of Debt Issuance Costs (“ASU 2015-03”). ASU 2015-03 requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability. ASU 2015-03 is effective for annual periods beginning after December 15, 2015 and interim periods thereafter. Early adoption is permitted. The Company has elected to early adopt ASU 2015-03 and accordingly $9.8 million of debt issuance costs have been reclassified from long term assets to long term debt in our consolidated balance sheet as of December 31, 2014.

In November 2015, the FASB issued ASU No. 2015-17, Balance Sheet Classification of Deferred Taxes (“ASU 2015-17”). ASU 2015-17 requires that all deferred tax assets and liabilities be classified as non-current. ASU 2015-17 also discontinues allocation of valuation allowances between current and noncurrent tax assets. ASU 2015-17 is effective for annual periods beginning after December 15, 2016 and interim periods thereafter. Early adoption is permitted. The Company has elected to retrospectively early adopt ASU 2015-17. The effect of this change did not have a material impact on the Company’s consolidated financial condition.

Subsequent Events

In January 2016, the Company completed an acreage swap with another operator which increased its Haynesville shale acreage by 3,637 net acres in DeSoto Parish, Louisiana including four producing wells (3.5 net). The Company exchanged 2,547 net acres in Atascosa County, Texas including seven producing wells (5.3 net) for the Haynesville shale properties. The swap was an equal value exchange that required no cash outlays.

In February 2016, the Company issued approximately 0.9 million shares of common stock in exchange for $40.0 million in principal amount of the Company’s 7 3⁄4% Senior Notes due 2019.

(2) Acquisitions and Dispositions of Oil and Gas Properties

During 2013, the Company acquired oil and gas leases in Burleson County, Texas for $67.4 million. The Burleson County, Texas acquisition included one producing well and approximately 21,000 net acres which are prospective for oil in the Eagle Ford shale formation. During 2014, the Company commenced drilling operations on these properties and acquired additional interests in certain leases in Burleson County, Texas for approximately $33.9 million. The acquisition included approximately 9,000 net undeveloped acres and an additional 30% working interest in one producing well. Prior to the sale, during 2015, the Company acquired additional acreage, drilled an additional four wells and completed a total of 8 wells on this acreage at a cost of $77.0 million. In 2015, the Company completed the sale of these properties for net proceeds of $102.5 million and recognized a net loss on sale of $112.1 million. Results of operations for these properties were as follows:

	Year Ended December 31,
	2014	2015
	(In thousands)
Total oil and gas sales	$10,542	$18,036
Total operating expenses(1)	(23,260)	(66,251)

Operating loss	$(12,718)	$(48,215)

(1)	Includes direct operating expenses, depreciation, depletion and amortization and exploration expense. Excludes interest expense and general and administrative expenses.

During 2013, the Company acquired oil and gas leases in Mississippi and Louisiana for $53.3 million. The Mississippi and Louisiana acquisition included approximately 51,000 net acres that are prospective for oil in the Tuscaloosa Marine shale formation.

In 2012, the Company entered into a participation agreement with Kohlberg Kravis Roberts & Co L.P. (together with its affiliates, “KKR”) providing for the participation of KKR in Comstock’s future development of certain of its Eagle Ford shale properties in South Texas. Under the terms of the participation agreement, KKR has the right to participate for one-third of Comstock’s working interest in wells drilled on the Company’s acreage comprising its Eagleville field in exchange for KKR paying $25,000 per acre for the net acreage being acquired and one-third of the wells costs. Each well that KKR participates in is intended to earn KKR approximately one-third of the Company’s working interest in approximately 80 acres. The Company received $51.5 million and $28.7 million for acreage and facility costs for new wells drilled subsequent to the closing in 2013 and 2014, respectively. There were no wells drilled under the joint venture in 2015.

In connection with acquisitions of producing oil and gas properties, the Company estimates the value of proved properties based on estimated future net cash flows and discounts them using a market-based rate that the Company determined appropriate at the acquisition date for the various proved reserve categories. Due to the unobservable nature of the inputs, the fair values of the proved oil and gas properties are considered Level 3 fair value measurements.

(3) Oil and Gas Producing Activities

Set forth below is certain information regarding the aggregate capitalized costs of oil and gas properties and costs incurred by the Company for its oil and gas property acquisition, development and exploration activities:

Capitalized Costs

	As of December 31,
	2014	2015
	(In thousands)
Unproved properties	$201,459	$84,144
Proved properties:
Leasehold costs	1,006,839	982,915
Wells and related equipment and facilities	3,275,249	3,349,307
Accumulated depreciation depletion and amortization	(2,298,450)	(3,389,786)

	$2,185,097	$1,026,580

Costs Incurred

	For the Years Ended December 31,
	2013	2014	2015
	(In thousands)
Property Acquisitions:
Unproved property acquisitions	$130,113	$91,960	$12,972
Proved property acquisitions	6,471	2,400	—
Development costs	341,970	440,848	221,265
Exploration costs	439	52,080	12,265

	$478,993	$587,288	$246,502

(4) Long-term Debt

Long-term debt is comprised of the following:

	As of December 31,
	2014	2015
	(In thousands)

Bank credit facility	$375,000	$—
7 3⁄4% senior notes due 2019:
Principal	400,000	376,090
Premium, net of amortization	4,984	3,583
Debt issuance costs, net of amortization	(5,266)	(3,787)
9 1⁄2% senior notes due 2020:
Principal	300,000	194,367
Discount, net of amortization	(9,539)	(5,040)
Debt issuance costs, net of amortization	(4,525)	(2,396)
10% senior secured notes due 2020:
Principal	—	700,000
Debt issuance costs, net of amortization	—	(13,487)

	$1,060,654	$1,249,330

The premium and discount on the senior notes are being amortized over the life of the senior notes using the effective interest rate method. Issuance costs are amortized over the life of the senior notes on a straight-line basis which approximates the amortization that would be calculated using an effective interest rate method.

The following table summarizes Comstock’s principal amount of debt as of December 31, 2015 by year of maturity:

	2016	2017	2018	2019	2020	Thereafter	Total
	(In thousands)
Bank credit facility	$—	$—	$—	$—	$—	$—	$—
7 3⁄4% senior notes	—	—	—	376,090	—	—	376,090
9 1⁄2% senior notes	—	—	—	—	194,367	—	194,367
10% senior secured notes	—	—	—	—	700,000	—	700,000

	$—	$—	$—	$376,090	$894,367	$—	$1,270,457

In March 2015, Comstock issued $700.0 million of 10% senior secured notes (the “Secured Notes”) which are due on March 15, 2020. Interest on the Secured Notes is payable semi-annually on each March 15 and September 15. Net proceeds from the issuance of the Secured Notes of $683.8 million were used to retire the Company’s bank credit facility and for general corporate purposes. Comstock also has outstanding (i) $376.1 million of 7 3⁄4% senior notes (the “2019 Notes”) which are due on April 1, 2019 and bear interest which is payable semi-annually on each April 1 and October 1 and (ii) $194.4 million of 9 1⁄2% senior notes (the “2020 Notes”) which are due on June 15, 2020 and bear interest which is payable semi-annually on each June 15 and December 15. The Secured Notes are secured on a first priority basis equally and ratably with the Company’s revolving credit facility described below, subject to payment priorities in favor of the revolving credit facility by the collateral securing the revolving credit facility, which consists of, among other things, at least 80% of the Company’s and its subsidiaries’ oil and gas properties. The Secured Notes, the 2019 Notes and 2020 Notes are general obligations of Comstock and are guaranteed by all of Comstock’s subsidiaries. Such subsidiary guarantors are 100% owned and all of the guarantees are full and unconditional and joint and several obligations.

There are no restrictions on the Company’s ability to obtain funds from its subsidiaries through dividends or loans. As of December 31, 2015, the Company had no material assets or operations which are independent of its subsidiaries.

During 2015, Comstock purchased $23.9 million in principal amount of the 2019 Notes and $105.6 million in principal amount of the 2020 Notes for an aggregate purchase price of $42.7 million. The gain of $82.4 million recognized on the purchase of the 2019 Notes and 2020 Notes and the loss resulting from the write-off of deferred loan costs associated with Comstock’s prior bank credit facility of $3.7 million are included in the net gain on extinguishment of debt, which is reported as a component of other income (expense).

In connection with the issuance of the Secured Notes, Comstock entered into a $50.0 million revolving credit facility with Bank of Montreal and Bank of America, N.A. The revolving credit facility is a four year commitment that matures on March 4, 2019. Indebtedness under the revolving credit facility is secured by substantially all of the Company’s and its subsidiaries’ assets and is guaranteed by all of its subsidiaries. Borrowings under the revolving credit facility bear interest at Comstock’s option at either (1) LIBOR plus 2.5% or (2) the base rate (which is the higher of the administrative agent’s prime rate, the federal funds rate plus 0.5% or 30 day LIBOR plus 1.0%) plus 1.5%. A commitment fee of 0.5% per annum is payable quarterly on the unused credit line. The revolving credit facility contains covenants that, among other things, restrict the payment of cash dividends and repurchases of common stock, limit the amount of consolidated debt that we may incur and limit the Company’s ability to make certain loans, investments and divestitures. The only financial covenants are the maintenance of a current ratio of at least 1.0 to 1.0 and the maintenance of an asset coverage ratio of proved developed reserves to debt outstanding under the revolving credit facility of at least 2.5 to 1.0. The Company was in compliance with these covenants as of December 31, 2015.

(5) Commitments and Contingencies

Commitments

The Company rents office space and other facilities under noncancelable operating leases. Rent expense for the years ended December 31, 2013, 2014 and 2015 was $1.4 million, $1.5 million and $1.5 million, respectively. Minimum future payments under the leases at December 31, 2015 are as follows:

(In thousands)
2016	1,994
2017	2,021
2018	2,060
2019	1,560
2020	1,560
Thereafter	1,560

$10,755

As of December 31, 2015, the Company had commitments for contracted drilling rigs of $1.6 million through May 2016.

The Company has entered into natural gas transportation and treating agreements through July 2019. Maximum commitments under these transportation agreements as of December 31, 2015 totaled $6.4 million.

Contingencies

From time to time, the Company is involved in certain litigation that arises in the normal course of its operations. The Company records a loss contingency for these matters when it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. The Company does not believe the resolution of these matters will have a material effect on the Company’s financial position, results of operations or cash flows and no material amounts are accrued relative to these matters at December 31, 2014 or 2015.

(6) Stockholders’ Equity

The authorized capital stock of Comstock consists of 15 million shares of common stock, $0.50 par value per share, and 5 million shares of preferred stock, $10.00 par value per share. The preferred stock may be issued in one or more series, and the terms and rights of such stock will be determined by the Board of Directors. There were no shares of preferred stock outstanding at December 31, 2014 or 2015.

The Company paid dividends to its common stockholders of $18.0 million and $23.8 million in 2013 and 2014, respectively. During 2013, the Board of Directors also approved an open market share repurchase plan to repurchase up to $100.0 million of its common stock on the open market. The Company made open market purchases of 126,219 shares and 200,000 shares with an aggregate cost of $9.2 million and $8.1 million in 2013 and 2014, respectively. The Company did not purchase any shares of its common stock in 2015.

On October 1, 2015, the Company entered into a net operating loss carryforwards (“NOLs”) rights plan (the “Rights Plan”) with American Stock Transfer & Trust Company, LLC, as rights agent. In connection with the adoption of the Rights Plan, the board of directors of the Company declared a dividend of one preferred share purchase right (“Right”) for each outstanding share of the Company’s common stock. The dividend was payable on October 16, 2015 to stockholders of record as of the close of business on October 12, 2015. In addition, one Right automatically attached to each share of common stock issued between the record date and the date when the Rights become exercisable.

The Rights Plan was adopted in an effort to prevent potential significant limitations under Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”), on Comstock’s ability to utilize its current NOLs to reduce its future tax liabilities. If Comstock experiences an “ownership change,” as defined in Section 382 of the Code, the Company’s ability to fully utilize its NOLs on an annual basis will be substantially limited, and the timing of the usage of the NOLs could be substantially delayed, which could accordingly significantly impair the value of those benefits. The Rights Plan works by imposing a significant penalty upon any person or group that acquires 4.9% or more of the Company’s outstanding common stock without the approval of the board of directors (an “Acquiring Person”). The Rights Plan also gives discretion to the Board to determine that someone is an Acquiring Person even if they do not own 4.9% or more of the outstanding common stock but do own 4.9% or more in value of the Company’s outstanding stock, as determined pursuant to Section 382 of the Code and the regulations promulgated thereunder. Stockholders who currently own 4.9% or more of the Company’s common stock will not trigger the Rights unless they acquire additional shares, subject to certain exceptions set forth in the Rights Plan. In addition, the Board has established procedures to consider requests to exempt certain acquisitions of the Company’s securities from the Rights Plan if the board of directors determines that doing so would not limit or impair the availability of the NOLs or is otherwise in the best interests of the Company.

(7) Stock-based Compensation

The Company grants restricted shares of common stock and performance share units to key employees and directors as part of their compensation under the 2009 Long-term Incentive Plan. Future awards of stock options, restricted stock grants or other equity awards under the 2009 Long-term Incentive Plan are available with up to 191,569 shares of common stock.

During 2013, 2014 and 2015, the Company had $12.8 million, $10.7 million and $8.1 million, respectively, in stock-based compensation expense which is included in general and administrative expenses. The excess income taxes associated with stock-based compensation recognized in additional paid in capital were $2.0 million, $1.1 million and $2.0 million for the years ended December 31, 2013, 2014 and 2015, respectively.

Stock Options

At December 31, 2015, the Company had options outstanding to purchase 11,730 shares of common stock at $166.10 per share. The stock options have a weighted average life of 1 year.

The following table summarizes information related to stock option activity under the Company’s incentive plans for the year ended December 31, 2015:

	Number of Options	Weighted Average Exercise Price
Outstanding at January 1, 2015	23,030	$164.50
Expired or forfeited	(11,300)	$162.90

Outstanding at December 31, 2015	11,730	$166.10

Exercisable at December 31, 2015	11,730	$166.10

There were no stock option exercises in 2013, 2014 or 2015. No stock option has been granted since 2008 and all compensation cost related to stock options has been recognized. Stock options outstanding at December 31, 2014 and 2015 had no intrinsic value based on the closing price for the Company’s common stock at those dates.

Restricted Stock

The fair value of restricted stock grants is amortized over the vesting period, generally one to four years, using the straight-line method. Total compensation expense recognized for restricted stock grants was $9.8 million, $7.3 million and $6.0 million for the years ended December 31, 2013, 2014 and 2015, respectively. The fair value of each restricted share on the date of grant is equal to the fair market price of a share of the Company’s stock.

A summary of restricted stock activity for the year ended December 31, 2015 is presented below:

	Number of Restricted Shares	Weighted Average Grant Price
Outstanding at January 1, 2015	241,505	$99.55
Granted	202,074	$26.70
Vested	(115,349)	$111.15
Forfeitures	(14,170)	$74.25

Outstanding at December 31, 2015	314,060	$49.55

The per share weighted average fair value of restricted stock grants in 2013, 2014 and 2015 was $82.20, $101.20 and $26.70, respectively. Total unrecognized compensation cost related to unvested restricted stock of $5.1 million as of December 31, 2015 is expected to be recognized over a period of 1.8 years. The fair value of restricted stock which vested in 2013, 2014 and 2015 was $7.0 million, $10.0 million and $3.7 million, respectively.

Performance Share Units

The Company issues PSUs as part of its long-term equity incentive compensation. PSU awards can result in the issuance of common stock to the holder if certain performance criteria is met during a performance period. The performance periods consist of one year, two years and three years, respectively. The performance criteria for the PSUs are based on the Company’s annualized total stockholder return (“TSR”) for the performance period as compared with the TSR of certain peer companies for the performance period. The costs associated with PSUs are recognized as general and administrative expense over the performance periods of the awards.

The fair value of PSUs was measured at the grant date using a stochastic process method utilizing the Geometric Brownian Motion Model (“GBM Model”). A stochastic process is a mathematically defined equation that can create a series of outcomes over time. These outcomes are not deterministic in nature, which means that by iterating the equations multiple times, different results will be obtained for those iterations. In the case of the Company’s PSUs, the Company cannot predict with certainty the path its stock price or the stock prices of its peers will take over the future performance periods. By using a stochastic simulation, the Company can create multiple prospective total return pathways, statistically analyze these simulations, and ultimately make inferences to the most likely path the total return will take. As such, because future stock returns are stochastic, or probabilistic with some direction in nature, the stochastic method, specifically the GBM Model, is deemed an appropriate method by which to determine the fair value of the PSUs. Significant assumptions used in this simulation include the Company’s expected volatility and a risk-free interest rate based on U.S. Treasury yield curve rates with maturities consistent with the vesting periods, as well as the volatilities for each of the Company’s peers. Assumptions regarding volatility included the historical volatility of each company’s stock and the implied volatilities of publicly traded stock options. For the PSUs granted in 2014, the valuation inputs included a risk free interest rate of 0.6% and a range of volatilities of 38% to 70%. For the PSUs granted in 2015, the valuation inputs included a risk free rate of 1.1% and a range of volatilities of 37% to 65%.

In 2014, the Company granted 37,792 PSUs with a grant date fair value of $3.7 million, or $99.05 per unit. In 2015, the Company granted 94,250 PSUs with a grant date fair value of $0.7 million, or $7.30 per unit. No PSUs were awarded in 2013. The fair value of PSUs is amortized over the vesting period of one to three years, using the straight-line method. Total compensation expense recognized for PSUs was $3.0 million, $3.4 million and $2.1 million for the years ended December 31, 2013, 2014 and 2015, respectively.

A summary of PSU activity for the year ended December 31, 2015 is presented below:

	Number of PSUs	Weighted Average Grant Price
Outstanding at January 1, 2015	74,614	$99.40
Granted	94,250	$7.30
Unearned or forfeited	(34,943)	$96.35

Outstanding at December 31, 2015	133,921	$35.35

The number of awards assumes a one multiplier. The final number of shares of common stock issued may vary depending upon the performance multiplier, and can result in the issuance of zero to 280,035 shares of common stock based on the achieved performance ranges from zero to two. As of December 31, 2015, there was $2.0 million of total unrecognized expense related to PSUs, which is being amortized through December 31, 2017.

(8) Retirement Plan

The Company has a 401(k) profit sharing plan which covers all of its employees. At its discretion, Comstock may match the employees’ contributions to the plan. Matching contributions to the plan were $702,000, $834,000 and $888,000 for the years ended December 31, 2013, 2014 and 2015, respectively.

(9) Income Taxes

The following is an analysis of the consolidated income tax benefit from continuing operations:

	2013	2014	2015
	(In thousands)
Current	$134	$(12)	$804
Deferred	(56,291)	(24,677)	(155,249)

	$(56,157)	$(24,689)	$(154,445)

Deferred income taxes are provided to reflect the future tax consequences or benefits of differences between the tax basis of assets and liabilities and their reported amounts in the financial statements using enacted tax rates. The difference between the Company’s effective tax rate and the 35% federal statutory rate is caused by non-deductible stock compensation, state taxes and the establishment of a valuation allowance on deferred taxes. The impact of these items varies based upon the Company’s full year loss and the jurisdictions that are expected to generate the projected losses.

In recording deferred income tax assets, the Company considers whether it is more likely than not that some portion or all of its deferred income tax assets will be realized in the future. The ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income during the periods in which those deferred income tax assets would be deductible. The Company believes that after considering all the available objective evidence, historical and prospective, with greater weight given to historical evidence, management is not able to determine that it is more likely than not that all of its deferred tax assets will be realized. As a result, in 2015 the Company established an additional valuation allowance of $775.3 million, with a tax effect of $271.4 million for its estimated U.S. federal net operating loss carryforwards and other U.S. federal tax assets and an additional valuation allowance of $215.5 million, with a tax effect of $11.2 million, for its estimated Louisiana state net operating loss carryforwards that are not expected be utilized due to uncertainty of generating taxable income prior to the expiration of the respective U.S. federal and Louisiana state carry-over periods.

The difference between the Company’s customary rate of 35% and the effective tax rate on income from continuing operations is due to the following:

	2013	2014	2015
	(In thousands)
Tax benefit at statutory rate	$(57,008)	$(28,630)	$(420,544)
Tax effect of:
Nondeductible compensation	1,545	756	539
State taxes, net of federal tax benefit	(10,902)	(5,108)	(17,502)
Valuation allowance on deferred tax assets	10,103	8,086	282,869
Other	105	207	193

Total	$(56,157)	$(24,689)	$(154,445)

	2013	2014	2015
Statutory rate	35.0%	35.0%	35.0%
Tax effect of:
Nondeductible compensation	(0.9)	(0.9)	—
State taxes, net of federal tax benefit	6.7	6.2	1.4
Valuation allowance on deferred tax assets	(6.2)	(9.9)	(23.5)
Other	(0.1)	(0.2)	—

Effective tax rate	34.5%	30.2%	12.9%

The tax effects of significant temporary differences representing the net deferred tax liability at December 31, 2014 and 2015 were as follows:

	2014	2015
	(In thousands)
Deferred tax assets:
Property and equipment	$—	$49,116
Net operating loss carryforwards	126,026	255,231
Alternative minimum tax carryforward	20,435	20,435
Other	7,854	8,201

	154,315	332,983
Valuation allowance on deferred tax assets	(46,639)	(329,508)

Deferred tax assets	107,676	3,475

Deferred tax liabilities:
Property and equipment	(259,222)	—
Unrealized hedging income	—	(506)
Other	(3,001)	(4,934)

Deferred tax liabilities	(262,223)	(5,440)

Net deferred tax liability	$(154,547)	$(1,965)

At December 31, 2015, Comstock had the following carryforwards available to reduce future income taxes:

Types of Carryforward	Years of Expiration Carryforward	Amount
		(In thousands)
Net operating loss—U.S. federal	2017 – 2035	$558,718
Net operating loss—Louisiana	2020 – 2035	$1,147,689
Alternative minimum tax credits	Unlimited	$20,435

As of December 31, 2015, the Company had $558.7 million in U.S. federal net operating loss carryforwards. The utilization of $34.7 million of the U.S. federal net operating loss carryforward is limited to approximately $1.1 million per year pursuant to a prior change of control of an acquired company. Accordingly, as of December 31, 2014, a valuation allowance of $23.0 million, with a tax effect of $8.0 million, has been established for the estimated U.S. federal net operating loss carryforwards that will not be utilized as a result of the change in control. As of December 31, 2015, the Company had also established a valuation allowance of $775.3 million, with a tax effect of $271.4 million, against its other U.S. federal net operating loss carryforwards that are not subject to a change in control and other U.S. federal tax assets due to the uncertainty of generating future taxable income prior to the expiration of the carry-over period. In addition, as of December 31, 2015, the Company established a valuation allowance of $957.7 million, with a tax effect of $49.8 million, against its Louisiana state net deferred tax assets due to the uncertainty of generating taxable income in the state of Louisiana prior to the expiration of the carry-over period. As of December 31, 2014, the Company had a valuation allowance of $742.2 million, with a tax effect of $38.6 million, against its Louisiana state deferred tax assets.

Future use of the Company’s federal and state net operating loss carryforwards may be limited in the event that a cumulative change in the ownership of Comstock’s common stock by more than 50% occurs within a three-year period. Such a change in ownership could result in a substantial portion of Comstock’s net operating loss carryforwards being eliminated or becoming restricted, and the Company may need to recognize an additional valuation allowance reflecting the restricted use of the net operating loss carryforwards in the period when such an ownership change occurred. The Company established a rights plan on October 1, 2015 to deter ownership changes that would trigger this limitation.

The Company’s federal income tax returns for the years subsequent to December 31, 2011 remain subject to examination. The Company’s income tax returns in major state income tax jurisdictions remain subject to examination for the year ended December 31, 2008 and various periods subsequent to December 31, 2010. State tax returns in one state jurisdiction are currently under review. The Company currently believes that resolution of these matters will not have a material impact on its financial statements. The Company currently believes that its significant filing positions are highly certain and that all of its other significant income tax filing positions and deductions would be sustained upon audit or the final resolution would not have a material effect on the consolidated financial statements. Therefore, the Company has not established any significant reserves for uncertain tax positions. Interest and penalties resulting from audits by tax authorities have been immaterial and are included in the provision for income taxes in the consolidated statements of operations.

(10) Derivative Financial Instruments and Hedging Activities

Comstock periodically uses swaps, floors and collars to hedge oil and natural gas prices and interest rates. Swaps are settled monthly based on differences between the prices specified in the instruments and the settlement prices of futures contracts. Generally, when the applicable settlement price is less than the price specified in the contract, Comstock receives a settlement from the counterparty based on the difference multiplied by the volume or amounts hedged. Similarly, when the applicable settlement price exceeds the price specified in the contract, Comstock pays the counterparty based on the difference. Comstock generally receives a settlement from the counterparty for floors when the applicable settlement price is less than the price specified in the contract, which is based on the difference multiplied by the volumes hedged. For collars, generally Comstock receives a settlement from the counterparty when the settlement price is below the floor and pays a settlement to the counterparty when the settlement price exceeds the cap. No settlement occurs when the settlement price falls between the floor and cap.

All of the Company’s derivative financial instruments are used for risk management purposes and by policy none are held for trading or speculative purposes. Comstock minimizes credit risk to counterparties of its derivative financial instruments through formal credit policies, monitoring procedures, and diversification. All of Comstock’s derivative financial instruments are with parties that are lenders under its bank credit facility. The Company is not required to provide any credit support to its counterparties other than cross collateralization with the assets securing its bank credit facility. None of the Company’s derivative financial instruments involve payment or receipt of premiums.

During 2013 and 2014, the Company hedged 2,160,000 barrels and 2,438,000 barrels, respectively, of its oil production at an average NYMEX West Texas Intermediate oil price of $98.67 per barrel and $96.56 per barrel, respectively. During 2015, the Company hedged 1,800,000 Mmbtu of its gas production at an average NYMEX Henry Hub natural gas price of $3.20 per Mmbtu.

As of December 31, 2015, the Company had the following outstanding commodity derivatives:

Commodity and Derivative Type	Weighted-Average Contract Price	Contract Volume (Mmbtu)	Contract Period

Natural Gas Swap Agreements	$3.20 per Mmbtu	1,800,000	Jan. 2016 – June 2016

None of the derivative contracts were designated as cash flow hedges. The Company recognizes cash settlements and changes in the fair value of its derivative financial instruments as a single component of other income (expenses).

The gain (loss) on derivative financial instruments was a loss of $8.4 million, a gain of $8.2 million and a gain of $2.7 million for the years ended December 31, 2013, 2014 and 2015, respectively. Cash settlements received on derivative financial instruments were $2.3 million, $9.1 million and $1.2 million for the years ended

December 31, 2013, 2014 and 2015, respectively. The estimated fair value of the Company’s derivative financial instruments, which equaled their carrying value, was an asset of $1.4 million as of December 31, 2015 which was reflected as a current asset based on estimated settlement dates.

(11) Supplementary Quarterly Financial Data (Unaudited)

	2014
	First	Second	Third	Fourth	Total
	(In thousands, except per share data)
Total oil and gas sales	$141,909	$155,723	$144,983	$112,616	$555,231
Operating income (loss)	$20,228	$27,729	$263	$(80,291)	$(32,071)
Net income (loss)	$1,165	$1,898	$(1,903)	$(58,271)	$(57,111)

Income (loss) per share:
Basic and diluted	$0.11	$0.19	$(0.22)	$(6.31)	$(6.20)

	2015
	First	Second	Third	Fourth	Total
	(In thousands, except per share data)
Total oil and gas sales	$66,522	$77,312	$61,360	$47,228	$252,422
Operating loss	$(96,928)	$(182,185)	$(596,026)	$(290,515)	$(1,165,654)
Net income (loss)	$(78,502)	$(135,068)	$(544,996)	$(288,543)	$(1,047,109)

Income (loss) per share:
Basic and diluted	$(8.53)	$(14.64)	$(59.05)	$(31.26)	$(113.53)

Basic and diluted per share amounts are the same for each of the quarters and for the years ended where a net loss was reported.

Results of operations include the following non-routine items of income (expense), which are presented before the effect of income taxes:

	2014
	First	Second	Third	Fourth	Total
	(In thousands)
Impairments of unproved oil and gas properties	$—	$—	$—	$(487)	$(487)
Impairments of proved oil and gas properties	$—	$(256)	$(15)	$(59,997)	$(60,268)

	2015
	First	Second	Third	Fourth	Total
	(In thousands)
Gain (loss) on sale of oil and gas properties	$—	$(111,830)	$52	$(307)	$(112,085)
Net gain (loss) on extinguishment of debt	$(2,735)	$7,267	$51,054	$23,155	$78,741
Impairments of unproved oil and gas properties	$(40,432)	$(23,040)	$(5,090)	$(385)	$(68,947)
Impairments of proved oil and gas properties	$(403)	$(1,984)	$(544,714)	$(254,246)	$(801,347)

(12) Oil and Gas Reserves Information (Unaudited)

Set forth below is a summary of the changes in Comstock’s net quantities of oil and natural gas reserves for its continuing operations for each of the three years in the period ended December 31, 2015:

	2013		2014		2015
	Oil (MBbls)	Natural Gas (MMcf)	Oil (MBbls)	Natural Gas (MMcf)	Oil (MBbls)	Natural Gas (MMcf)
Proved Reserves:
Beginning of year	18,899	437,445	21,976	452,653	20,854	495,266
Revisions of previous estimates	28	23,321	(2,182)	3,998	(5,096)	(41,437)
Extensions and discoveries	5,363	47,581	5,373	78,383	231	168,539
Sales of minerals in place	—	—	—	—	(3,671)	(5,096)
Production	(2,314)	(55,694)	(4,313)	(39,768)	(3,089)	(47,676)

End of year	21,976	452,653	20,854	495,266	9,229	569,596

Proved Developed Reserves:
Beginning of year	8,389	362,426	13,914	344,278	16,247	324,598

End of year	13,914	344,278	16,247	324,598	9,229	311,130

The downward revisions in 2015 were primarily related to the decline in oil and natural gas prices. In 2015 price-related revisions were downward revisions of 4,958 MBbls of oil and 77,659 MMcf of natural gas.

The proved oil and gas reserves utilized in the preparation of the financial statements were estimated by Lee Keeling and Associates, independent petroleum consultants, in accordance with guidelines established by the Securities and Exchange Commission and the Financial Accounting Standards Board, which require that reserve reports be prepared under existing economic and operating conditions with no provision for price and cost escalation except by contractual agreement. All of the Company’s reserves are located onshore in the continental United States of America.

The following table sets forth the standardized measure of discounted future net cash flows relating to proved reserves at December 31, 2014 and 2015:

	2014	2015
	(In thousands)
Cash Flows Relating to Proved Reserves:
Future Cash Flows	$3,891,953	$1,763,146
Future Costs:
Production	(1,260,580)	(705,146)
Development and Abandonment	(571,200)	(362,874)
Future Income Taxes	(192,600)	(1,231)

Future Net Cash Flows	1,867,573	693,895
10% Discount Factor	(776,913)	(321,756)

Standardized Measure of Discounted Future Net Cash Flows	$1,090,660	$372,139

The standardized measure of discounted future net cash flows at the end of 2014 and 2015 was determined based on the simple average of the first of month market prices for oil and natural gas for each year. Prices were $92.55 per barrel of oil and $3.96 per Mcf of natural gas for 2014 and $46.88 per barrel of oil and $2.34 per Mcf of natural gas for 2015. Prices used in determining quantities of oil and natural gas reserves and future cash inflows from oil and natural gas reserves represent prices received at the Company’s sales point. These prices have been adjusted from posted or index prices for both location and quality differences. Future development and production costs are computed by estimating the expenditures to be incurred in developing and producing proved oil and gas reserves at the end of the year, based on year end costs and assuming continuation of existing economic conditions. Future income tax expenses are computed by applying the appropriate statutory tax rates to the future pre-tax net cash flows relating to proved reserves, net of the tax basis of the properties involved. The future income tax expenses give effect to permanent differences and tax credits, but do not reflect the impact of future operations.

The following table sets forth the changes in the standardized measure of discounted future net cash flows relating to proved reserves for the years ended December 31, 2013, 2014 and 2015:

	2013	2014	2015
	(In thousands)
Standardized Measure, Beginning of Year	$641,325	$807,217	$1,090,660
Net change in sales price, net of production costs	43,117	5,911	(751,774)
Development costs incurred during the year which were previously estimated	187,643	344,590	157,390
Revisions of quantity estimates	48,411	(40,993)	(111,454)
Accretion of discount	81,434	105,400	114,427
Changes in future development and abandonment costs	(157,207)	(10,909)	14,901
Changes in timing and other	80,348	(19,028)	(44,439)
Extensions and discoveries	291,582	163,559	56,216
Sales of minerals in place	—	—	(43,694)
Sales, net of production costs	(335,677)	(458,254)	(163,336)
Net changes in income taxes	(73,759)	193,167	53,242

Standardized Measure, End of Year	$807,217	$1,090,660	$372,139